    As filed with the Securities and Exchange Commission on June 15, 1995
                                            Registration No. 33-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                           RAINBOW TECHNOLOGIES, INC.
               (Exact Name of Registrant as Specified in Charter)

   DELAWARE                                               95-3745398
   (State or other jurisdiction                           (I.R.S. Employer
   of incorporation or organ-                             Identification Number)
   ization)


                       ASSUMED OPTIONS OF MYKOTRONX, INC.
                             (Full title of plans)

                             50 TECHNOLOGY DRIVE
                          IRVINE, CALIFORNIA  92718
                                 (714) 450-7300
(Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                                WALTER W. STRAUB
                         C/O RAINBOW TECHNOLOGIES, INC.
                             50 TECHNOLOGY DRIVE
                           IRVINE, CALIFORNIA  92718
                                 (714) 450-7300

(Name, address, including zip code, and telephone number, including area code of agent for service)

                                   COPIES TO:
                            STANLEY MOSKOWITZ, ESQ.
                         MOSKOWITZ ALTMAN & HUGHES LLP
                              52 VANDERBILT AVENUE
                           NEW YORK, NEW YORK  10017
                                 (212) 953-1121

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
       As soon as practicable after the date this Registration Statement becomes effective.
                            _______________________

If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/





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
                      CALCULATION OF REGISTRATION FEE (1)
==========================================================================
                                      Proposed        Proposed    Amount
     Title of Each                    Maximum         Maximum     of
     Class of          Amount         Offering        Aggregate   Regi-
     Securities to     to be          Price Per       Offering    stration
     be Registered     Registered(2)  unit(3)         Price       Fee
- --------------------------------------------------------------------------
     Common Stock,
     $.001             195,096        $2.77           $540,416    $186
==========================================================================

(1) Pursuant to General Instruction E to Form S-8, a registration fee is being paid herewith only with respect to the securities being registered hereunder.

(2) This registration statement also includes an indeterminate number of shares as may become issuable by reason of the anti- dilution provisions of the options under the Mykotronx, Inc. 1988 Restated Incentive Stock Option Plan.

(3) Estimated, pursuant to Rule 457(c) and (h), solely for the purpose of calculating the registration fee based upon the exercise price of options outstanding under the Mykotronx, Inc. 1988 Restated Incentive Stock Option Plan assumed by the Registrant on May 31, 1995 and converted into options to purchase Registrant's Common Stock pursuant to an Agreement and Plan of Reorganization dated as of January 26, 1995.





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

Mykotronx, Inc. 1988 Incentive Stock Option Plan

       Pursuant to an Agreement and Plan of Reorganization dated as of January 26, 1995 between the Company and Mykotronx, Inc.("MI"), the Company agreed to assume stock options ("MI Options") issued under MI's 1988 Incentive Stock Option Plan (the "Plan") according to the following terms: Each MI Option was automatically converted into an option to purchase a number of shares of Rainbow Common Stock determined by multiplying the number of shares subject to the MI Option by 2.64 (the "Exchange Ratio") rounded down to the nearest whole number of shares at an exercise price per share of Rainbow Common Stock equal to the exercise price of such MI Option at the Effective Date of the Merger divided by the Exchange Ratio rounded up to the nearest cent. To avoid fractional shares the number of shares of Rainbow Common Stock subject to an assumed MI Option was rounded down to the nearest whole share with no cash being payable for such fractional shares. Other terms of each MI Option, including status as an "incentive stock option" for federal income tax purposes and vesting schedule, remain unchanged.

       As of the effective date of the merger, May 31, 1995, approximately 73,900 shares of MI Common Stock were subject to outstanding MI Options. Such options were converted into options to purchase an aggregate of approximately 195,096 shares of Rainbow Common Stock.

       The Plan was intended to further the growth and financial success of MI by providing incentives to selected key employees of MI ("Optionees"), including officers and directors, so that such employees could acquire or increase their proprietary interest in MI. MI Options were intended to meet the requirements for an Incentive Stock Option as defined in Section 422 of the Internal Revenue Code (the "Code") and any regulations promulgated under said Section.

       Options granted under the Plan were evidenced by agreements between MI and the respective Optionees. All such agreements were subject to and limited by certain terms and conditions. Each Option stated the number of shares to which it pertained. Each Option stated the Option Price which was not less than the fair market value of the shares of common stock to which it pertained at the time of grant.

       The Option price is payable at the time of exercise of the option (i) in cash or by check, (ii) by delivery of other common stock of Rainbow, (iii) by the Optionee's promissory note in a form satisfactory to Rainbow bearing interest at a rate not less than 6% per annum, or (iv) such other form of legal consideration as may be acceptable to the administrators of the Plan. No Option shall be exercisable prior to one (1) year from the date the optionee commenced employment with MI. During the lifetime of an Optionee, the MI Option is exercisable only by the Optionee and is not assignable or transferable by the Optionee, and no other person can acquire any rights therein. In no event shall any MI Option be exercisable after the expiration of ten (10) years from the date it is granted.





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

FEDERAL TAX CONSIDERATIONS

       No taxable income to an Optionee will be realized, and the Company will not be entitled to any related deduction, at the time any MI Option is granted under the Plan. If certain statutory employment and holding period conditions are satisfied before the Optionee disposes of shares acquired pursuant to the exercise of such an Option, then no taxable income will result upon the exercise of such Option and the Company will not be entitled to any deduction in connection with such exercise. Upon disposition of the shares after expiration of the statutory holding periods, any gain or loss realized by an Optionee will be a capital gain or loss. The Company will not be entitled to a deduction with respect to a disposition of the shares by an Optionee after the expiration of the statutory holding periods. Except in the event of death, if shares acquired by an Optionee upon the exercise of an incentive stock option are disposed of by such optionee before the expiration of the statutory holding periods (a "disqualifying disposition"), such Optionee will be considered to have realized, as compensation in the year of disposition, an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the MI Option. The Company will be entitled to a deduction, at the same time and in the same amount as the Optionee is deemed to have realized such ordinary income. Generally, any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively.

         Participants in the Plan may contact Ann Jones, Rainbow Technologies, Inc., 50 Technology Drive, Irvine, CA 92718 for additional information about the Plan.





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

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, filed pursuant to Section 13(a) of the Exchange Act is incorporated herein by reference.

         The Company's Annual Report on Form 10-Q for the fiscal quarter ended March 31, 1995, filed pursuant to Section 13(a) of the Exchange Act is incorporated herein by reference.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all such securities offered hereby have been sold or which deregisters all securities then remaining to be sold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES- NOT APPLICABLE

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by MOSKOWITZ ALTMAN & HUGHES LLP, New York, New York.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law authorizes corporations organized thereunder, such as the Company, to indemnify directors and officers against liabilities which they may incur in their capacities as such, including judgments, fines, expenses and amounts paid in settlement of litigation. Said section provides that the indemnification authorized thereby is not exclusive of any other rights to which a director or officer may be entitled under any by-law, agreement, vote of shareholders or otherwise. The Company's by-laws provide for indemnification of the Company's directors and officers to the fullest extent permitted by law against any liabilities they may incur in their capacities as such.

         The Company also maintains a directors' and officers' liability insurance policy insuring directors and officers of the Company for up to $1,000,000 in the aggregate for covered losses as defined in the policy.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED- NOT APPLICABLE.





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

ITEM 8. EXHIBITS

Exhibit No.           Description                                                           Page No.
- -----------           -----------                                                           --------
     5.(a)      Opinion and Consent of Moskowitz Altman & Hughes LLP (attached hereto)

    23.(a)      Consent of Ernst & Young LLP (attached hereto)




ITEM 9. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement including any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                 (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) That, for the purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.





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

         (d) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.





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

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on From S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 9th day of June, 1995.

                                            RAINBOW TECHNOLOGIES, INC.
                                            REGISTRANT


                                            By:/s/ Walter W. Straub
                                               ---------------------------------
                                            Walter W. Straub, President,
                                            Chief Executive Officer and Chairman
                                            of the Board





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

                               POWER OF ATTORNEY

               KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Walter W. Straub and Patrick E. Fevery and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments of and supplements to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange ComMission, granting unto such attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorneys-in- fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



/s/ Walter W. Straub
- -------------------------
Walter W. Straub,                          June 9, 1995
President, Chief Executive
Officer and Chairman of the
Board of Directors


/s/ Peter M. Craig
- --------------------------
Peter M. Craig, Executive                  June 9, 1995
Vice President, Secretary
and Director


/s/ Patrick E. Fevery
- --------------------------
Patrick E. Fevery,                         June 9, 1995
Vice President and Chief
Financial Officer


/s/ Alan K. Jennings
- --------------------------
Alan K. Jennings, Director                 June 9, 1995


/s/ Richard P. Abraham
- ---------------------------
Richard P. Abraham, Director               June 9, 1995


/s/ Marvin Hoffman
- ---------------------------
Marvin Hoffman, Director                   June 9, 1995





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